UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

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                              Exchange Act of 1934

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      14a-6(e)(2))
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                            SCOTTISH RE GROUP LIMITED
                            -------------------------
                (Name of Registrant as Specified in Its Charter)

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

Scottish Re Group Limited Announces Operating Results for the Fourth Quarter and Year Ended December 31, 2006

HAMILTON, Bermuda, Feb. 20 /PRNewswire-FirstCall/ -- Scottish Re Group Limited (NYSE: SCT) today reported that the net loss available to ordinary shareholders for the three months ended December 31, 2006 was $233.8 million, or a loss of $3.86 per diluted ordinary share, as compared to net income available to ordinary shareholders of $58.5 million, or $1.18 per diluted ordinary share for the prior year period. The net loss available to ordinary shareholders for the year ended December 31, 2006 was $376.7 million, or a loss of $6.70 per diluted ordinary share, as compared to net income available to ordinary shareholders of $125.4 million, or $2.64 per diluted ordinary share for the prior year.

The net operating loss available to ordinary shareholders for the three months ended December 31, 2006 was $228.4 million, or a loss of $3.77 per diluted ordinary share, as compared to net operating earnings of $50.8 million, or $1.03 per diluted ordinary share for the prior year period. The net operating loss available to ordinary shareholders for the year ended December 31, 2006 was $368.3 million, or a loss of $6.56 per diluted ordinary share, as compared to net operating earnings of $130.1 million, or $2.74 per diluted ordinary share for the prior year.

"We are disappointed with the results for the quarter, but are pleased with our ability to maintain our business throughout this very difficult period. Although the consequences of the rating downgrades have continued to impact our operating results, we are confident that the proposed transaction with MassMutual Capital and Cerberus (the "Investors") will significantly improve our financial situation and stabilize the Company as we move into the second quarter of 2007," said Paul Goldean, Chief Executive Officer of Scottish Re Group Limited.

Mr. Goldean further added, "We have been working closely with the Investors throughout our closing process for the fourth quarter ended December 31, 2006. Due to the operating results for the quarter, combined with the Investors' continued detailed review of our operations, the Investors requested additional protections in our agreement with them. Under the terms of an amendment to the Securities Purchase Agreement unanimously approved by our Board of Directors on February 19, 2007, we have agreed to provide an additional indemnity to the Investors, in an amount not to exceed $68.5 million, with respect to adverse mortality experience in our in-force ING Block (measured over a period of up to three years commencing January 1, 2007). As with the existing indemnification provisions in the Securities Purchase Agreement, we will settle any such indemnification obligation through the adjustment of the number of ordinary shares into which the convertible shares may be converted and all indemnification matters will be submitted to the independent members of our Board of Directors."

Mr. Goldean concluded by stating, "I can affirmatively state that MassMutual Capital and Cerberus remain committed to closing the transaction and the amendment noted above is not expected to have any impact on the timing of the closing."

In order to provide our shareholders an opportunity to consider the amendment, we will circulate a Supplement to our Proxy Statement containing information about the amendment on or about February 21, 2007 and we intend to adjourn to March 2, 2007 the Extraordinary General Meeting originally planned for February 23, 2007. The Extraordinary General Meeting will be held at the Fairmont Princess Hotel, 76 Pitts Bay Road, Pembroke HM 11, Hamilton Bermuda HM CX at

11 a.m. local time. If you have already sent in a proxy relating to the Extraordinary General Meeting, you do not need to take any additional action if you do not want to change your vote, and your previously provided proxy will be voted at the meeting as you so indicated.

The net operating loss for the fourth quarter was primarily attributable to the following factors:

     1. 5% higher than expected mortality in our North America Segment of approximately $11.0 million;
     2. Unfavorable lapse experience in our North America Segment of approximately $14.0 million;
     3. The reversal of an expected recovery from a specific client of approximately $15.0 million due to corrected data from the client;
     4. The write-off of goodwill and unrecoverable deferred acquisition costs of approximately $34.0 million and $12.0 million, respectively, related to our International Segment;
     5. Tax expense of $118.2 million principally related to a $91.0 million valuation allowance established on deferred tax assets. The valuation allowance resulted from a specific tax planning strategy no longer being available to the Company. The other components of the higher tax expense primarily related to valuation allowance movements on deferred tax assets based on actual results of legal entity statutory income and movements in statutory reserves for the period; and
     6. Higher operating expenses, including legal, directors' fees and the relocation of our offices from Windsor to London (approximately $14.0 million in total) plus higher collateral finance facility and interest costs as a result of our rating downgrades and liquidity situation (approximately $8.0 million).

Total revenues for the three months ended December 31, 2006 decreased to $668.2 million from $675.0 million for the prior year period, a decrease of 1.0%. Excluding realized gains and losses and the change in value of the embedded derivatives, total revenues for the three months ended December 31, 2006 increased to $675.5 million from $666.0 million for the prior year period, an increase of 1.4%. Total revenues for the year ended December 31, 2006 increased to $2,451.5 million from $2,297.3 million for the prior year, an increase of 6.7%. Excluding realized gains and losses and the change in value of the embedded derivatives, total revenues for the year ended December 31, 2006 increased to $2,473.1 million from $2,302.1 million for the prior year, an increase of 7.4%.

Total benefits and expenses increased to $783.0 million for the three months ended December 31, 2006 from $615.8 million for the prior year period, an increase of 27.2%. Total benefits and expenses increased to $2,599.0 million for the year ended December 31, 2006 from $2,183.7 million for the prior year, an increase of 19.0%.

The Company's operating expense ratio (which is the ratio of operating expenses to total revenue excluding realized gains and losses and the change in value of embedded derivatives) for the year ended December 31, 2006 was 6.2%, as compared to an operating expense ratio of 5.0% for the prior year.

For the three months ended December 31, 2006, the Company had a pre-tax loss of $114.8 million before minority interest as compared to a pre-tax profit of $59.2 million for the prior year period. Income tax expense for the three months ended December 31, 2006 was $118.2 million compared to an income tax benefit of $1.2 million in the same year period. For the year ended December 31, 2006, the Company had a pre-tax loss of $147.5 million before minority interest as compared to a pre-tax profit of $113.6 million for the prior year. Income tax expense for the year ended December 31, 2006 was $220.6 million compared to an income tax benefit of $16.4 million in the prior year. The change in our effective tax rate in the fourth quarter ended December 31, 2006 compared to the prior year is primarily related to valuation allowance movements on deferred tax assets.

We look forward to sharing additional information at our scheduled earnings call and additionally, have posted to our Website, http://www.scottishre.com a Financial Data Supplement to add further clarification to our financial results for the quarter.

The Company's earnings listen-only conference call will be held at 8:30 am (EST) on Wednesday, February 21, 2007. The dial-in number is (888) 603-6873 (U.S.) or
(973) 582-2706 (International) and the passcode is 8375492. The conference call will also be broadcast live via audio Webcast, which will be available on the home page of the Company's Website at http://www.scottishre.com. Following the earnings conference call, a replay of the call will be available for two weeks beginning at 10:30 am (EST) on Wednesday, February 21, 2007, and ending on Tuesday, March 6, 2007. The dial-in number for the call replay is (877) 519-4471 (U.S.) or (973) 341-3080 (International) and the passcode is 8375492. An audio Webcast of the call will be archived and available for the same period on the Company's Website at http://www.scottishre.com.

About Scottish Re Scottish Re Group

Limited is a global life reinsurance specialist. Scottish Re has operating businesses in Bermuda, Grand Cayman, Guernsey, Ireland, Singapore, the United Kingdom and the United States. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc. and Scottish Re Limited. Additional information about Scottish Re Group Limited can be obtained from its Website, http://www.scottishre.com.

Certain statements included herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the forward-looking statements. Management of the Company cautions that these forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results expressed or implied by the forward-looking statements. Important events that could cause the actual results of operations or financial condition of the Company to differ include, but are not necessarily limited to:

* our ability to consummate the close of the MassMutual Capital and Cerberus transaction (including obtaining necessary regulatory approvals and shareholder approval) and realize the benefits of such transaction;
* impact on our financial condition of the failure to complete the close of the MassMutual Capital and Cerberus transaction;
* the validity of assumptions and methodologies used by management in analyzing potential run-off scenarios and in predicting our further capital and liquidity needs and the inability to predict with certainty any future scenarios;

* uncertainties relating to the ratings accorded to us and our insurance subsidiaries;
* uncertainties in our ability to raise equity capital or other sources of funding to support ongoing capital and liquidity needs;
* uncertainties relating to future actions that may be taken by creditors, regulators and ceding insurers relating to our ratings and financial condition;
* the risk that our risk analysis and underwriting may be inadequate;
* changes in expectations regarding future realization of gross deferred tax assets;
* exposure to mortality experience which differs from our assumptions;
* risks arising from our investment strategy, including risks related to the market value of our investments, fluctuations in interest rates and our need for liquidity;
* uncertainties arising from control of our invested assets by third parties;
* developments in global financial markets that could affect our investment portfolio and fee income;
* changes in the rate of policyholder withdrawals or recapture of reinsurance treaties;
* the risk that our retrocessionaires may not honor their obligations to us;
* terrorist attacks on the United States and the impact of such attacks on the economy in general and on our business in particular;
* political and economic risks in developing countries;
* the impact of acquisitions, including our ability to successfully integrate acquired businesses, the competing demands for our capital and the risk of undisclosed liabilities;
* risk that an ownership change will result in a limitation on our ability to fully utilize tax net operating losses;
* loss of the services of any of our key employees;
* losses due to foreign currency exchange rate fluctuations;
* uncertainties relating to government and regulatory policies (such as subjecting us to insurance regulation or taxation in additional jurisdictions);
* risks relating to recent class action litigations;
* the competitive environment in which we operate and associated pricing pressures; and
* changes in accounting principles.

Investors are also directed to consider the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.


                            Scottish Re Group Limited
                              Financial Highlights
      (Stated in Thousands of United States Dollars, Except Share Data)

                                    Three months ended         Year ended
                                       December 31             December 31
                                     2006       2005        2006        2005
                                 (Unaudited) (Unaudited) (Unaudited) (Audited)

    Total revenue                  $668,207   $674,980  $2,451,500 $2,297,329
    Net operating earnings (loss)
     available to ordinary
     shareholders*                 (228,371)    50,778    (368,348)   130,058
    Net income (loss)              (231,558)    60,776    (366,714)   130,197
    Net income (loss) available
     to ordinary shareholders      (233,823)    58,510    (376,657)   125,439

    Net operating earnings (loss)
     per ordinary share
      Basic                          $(3.77)     $1.10      $(6.56)     $2.97
      Diluted                        $(3.77)     $1.03      $(6.56)     $2.74

    Earnings (loss) per ordinary
     share
      Basic                          $(3.86)     $1.26      $(6.70)     $2.86
      Diluted                        $(3.86)     $1.18      $(6.70)     $2.64

    Dividends declared per
     ordinary share                   $0.00      $0.05       $0.10      $0.20

    Weighted average ordinary
     shares outstanding
    Basic                        60,554,104 46,312,567  56,182,222 43,838,261
    Diluted                      60,554,104 49,450,464  56,182,222 47,531,116


     * Excludes the effects of net realized capital gains and losses and the change in value of embedded derivatives, as adjusted for the related effects upon the amortization of deferred acquisition costs, and taxes related to these items as well as dividends on the perpetual preferred shares and imputed dividend on prepaid variable share forward contract.


                                                    December 31,  December 31,
                                                       2006          2005
    Book value per ordinary share                     $15.39        $21.48
    Basic book value per ordinary share - excluding
     other comprehensive income and value of
     embedded derivatives                             $15.50        $21.89
    Fully converted book value per ordinary share -
     excluding other comprehensive income and value
     of embedded derivatives                          $15.78        $21.17



                            Scottish Re Group Limited
                           Consolidated Balance Sheets
        (Stated in Thousands of United States Dollars, Except Share Data)

                                                  December 31,   December 31,
                                                      2006           2005
                                                  (Unaudited)    (Audited)
    Assets
    Fixed maturity investments                    $8,065,524     $5,292,595
    Preferred stock                                  116,933        133,804
    Cash and cash equivalents                        622,756      1,420,205
    Other investments                                 65,448         54,619
    Funds withheld at interest                     1,942,079      2,597,416
      Total investments                           10,812,740      9,498,639

    Accrued interest receivable                       57,538         44,012
    Reinsurance balances and risk fees receivable    481,908        426,838
    Deferred acquisition costs                       618,737        594,583
    Amounts recoverable from reinsurers              554,589        560,005
    Present value of in-force business                48,779         54,743
    Goodwill                                               -         34,125
    Other assets                                     178,311         87,198
    Deferred tax assets                                    -         55,453
    Segregated assets                                683,470        760,707
      Total assets                               $13,436,072    $12,116,303

    Liabilities
    Reserves for future policy benefits           $3,919,901     $3,526,220
    Interest sensitive contract liabilities        3,399,410      3,907,573
    Collateral finance facilities                  3,757,435      1,985,681
    Accounts payable and other liabilities            95,260         83,130
    Reinsurance balances payable                      72,304        175,263
    Current income tax payable                            48          9,155
    Deferred tax liability                           169,977              -
    Long term debt                                   129,500        244,500
    Segregated liabilities                           683,470        760,707
      Total liabilities                           12,227,305     10,692,229

    Minority interest                                  7,910          9,305
    Mezzanine equity                                 143,665        143,057

    Shareholders' equity
    Ordinary shares, par value $0.01 per share:
     Issued 60,554,104 shares (2005 - 53,391,939)        606            534
    Preferred shares, par value $0.01 per share:
     Issued: 5,000,000 shares (2005 - 5,000,000)     125,000        125,000
    Additional paid-in capital                     1,050,860        893,767
    Accumulated other comprehensive income (loss)        340         (9,991)
    Retained (deficit) earnings                     (119,614)       262,402
      Total shareholders' equity                   1,057,192      1,271,712
      Total liabilities, minority interest,
       mezzanine equity and shareholders' equity $13,436,072    $12,116,303



                            Scottish Re Group Limited
                    Consolidated Statements of Income (Loss)
                 (Stated in Thousands of United States Dollars)

                                    Three months ended         Year ended
                                       December 31             December 31
                                     2006       2005        2006        2005
                                 (Unaudited) (Unaudited) (Unaudited) (Audited)

    Revenues
    Premiums earned                $494,501   $563,263  $1,841,985 $1,933,930
    Investment income, net          177,217     99,672     616,624    355,837
    Fee income                        3,741      3,106      14,493     12,316
    Realized gains (losses)          (1,434)    (1,835)    (27,405)     3,738
    Change in value of embedded
     derivatives, net                (5,818)    10,774       5,803     (8,492)
      Total revenues                668,207    674,980   2,451,500  2,297,329

    Benefits and expenses
    Claims and other policy
     benefits                       467,195    411,612   1,591,472  1,442,505
    Interest credited to interest
     sensitive contract liabilities 32,444 33,879 172,967 132,968 Acquisition costs and other
     insurance expenses, net        130,541    118,425     409,185    423,775
    Operating expenses               42,407     31,595     152,311    115,573
    Goodwill impairment              34,125          -      34,125          -
    Collateral finance facilities
     expense                         70,145     15,675     215,791     48,146
    Interest expense                  6,175      4,641      23,139     20,738
      Total benefits and expenses   783,032    615,827   2,598,990  2,183,705

    Income (loss) before income
     taxes and minority interest   (114,825)    59,153    (147,490)   113,624
    Income tax benefit (expense)   (118,165)     1,202    (220,592)    16,434
    Income (loss) before minority
     interest                      (232,990)    60,355    (368,082)   130,058
    Minority interest                 1,432        421       1,368        139
    Net income (loss)              (231,558)    60,776    (366,714)   130,197

    Dividends declared on
     non-cumulative preferred
     shares                          (2,265)    (2,266)     (9,062)    (4,758)
    Imputed dividend on prepaid
     variable share forward contract      -          -        (881)         -
    Net income (loss) available to
     ordinary shareholders        $(233,823)   $58,510   $(376,657)  $125,439



                          Scottish Re Group Limited
           Supplemental Information - Net Operating Earnings (Loss)
      (Stated in Thousands of United States Dollars, Except Share Data)

"Net operating earnings (loss) available to ordinary shareholders" is a non-GAAP measurement. The Company determines net operating earnings (loss) available to ordinary shareholders by adjusting net income (loss) available to ordinary shareholders by net realized capital gains and losses and the change in value of embedded derivatives, as adjusted for the related effects upon the amortization of deferred acquisition costs and taxes. While these items may be significant components in understanding and assessing the Company's consolidated financial performance, the Company believes that the presentation of net operating earnings (loss) available to ordinary shareholders enhances the understanding of its results of operations by highlighting earnings attributable to the normal, recurring operation of its reinsurance business. However, net operating earnings
(loss) available to ordinary shareholders is not a substitute for net income
(loss) determined in accordance with GAAP. Reconciliations to net income (loss) available to ordinary shareholders are provided in the following tables.

                                    Three months ended         Year ended
                                       December 31             December 31
                                     2006       2005        2006        2005
                                 (Unaudited) (Unaudited) (Unaudited) (Audited)

    Net operating earnings (loss)
     available to ordinary
     shareholders
    Net income (loss) available
     to ordinary shareholders     $(233,823)   $58,510   $(376,657)  $125,439
    Realized losses (gains)           1,434      1,835      27,405     (3,738)
    Change in value of embedded
     derivatives, net                 5,818    (10,774)     (5,803)     8,492
    Taxes on realized gains
     (losses) and change in value
     of embedded derivatives         (1,800)     1,207     (13,293)      (135)

    Net operating earnings (loss)
     available to ordinary
     shareholders                 $(228,371)   $50,778   $(368,348)  $130,058

    Net operating earnings (loss)
     per share available to
     ordinary shareholders
      Basic                          $(3.77)     $1.10      $(6.56)     $2.97
      Diluted                        $(3.77)     $1.03      $(6.56)     $2.74

    Weighted average number of
     ordinary shares outstanding
      Basic                      60,554,104 46,312,567  56,182,222 43,838,261
      Diluted                    60,554,104 49,450,464  56,182,222 47,531,116



                            Scottish Re Group Limited
              Supplemental Information - Segment Operating Results
                 (Stated in Thousands of United States Dollars)

                         Life Reinsurance North America

                                    Three months ended         Year ended
                                       December 31             December 31
                                     2006       2005        2006        2005
                                 (Unaudited) (Unaudited) (Unaudited) (Audited)
    Revenues
    Premiums earned, net           $461,065   $541,679  $1,719,239 $1,814,875
    Investment income, net          171,783     94,562     584,359    341,539
    Fee income                        2,975      2,316      11,491      9,233
    Realized gains (losses)             182     (2,369)    (19,043)     1,121
    Change in value of embedded
     derivatives, net                (5,818)    10,774       5,803     (8,492)
    Total revenues                  630,187    646,962   2,301,849  2,158,276

    Benefits and expenses
    Claims and other policy
     benefits                       443,472    397,777   1,490,346  1,365,599
    Interest credited to interest
     sensitive contract liabilities 32,444 33,879 172,967 132,968 Acquisition costs and other
     insurance expenses, net        104,967    114,025     360,737    400,992
    Operating expenses               14,434     13,974      58,133     48,849

    Collateral finance facilities
     expense                         64,910     14,630     205,210     43,113
    Interest expense                  3,027      2,396      11,613     10,823
    Total benefits and expenses     663,254    576,681   2,299,006  2,002,344
    Income (loss) before income
     taxes and minority interest   $(33,067)   $70,281      $2,843   $155,932

    Pre tax operating earnings
     (loss)
    Pre-tax income (loss)          $(33,067)   $70,281      $2,843   $155,932
    Realized losses (gains)            (182)     2,369      19,043     (1,121)
    Change in value of embedded
     derivatives, net                 5,818    (10,774)     (5,803)     8,492
    Pre-tax operating earnings
     (loss)                        $(27,431)   $61,876     $16,083   $163,303



                          Scottish Re Group Limited
       Supplemental Information - Segment Operating Results (continued)
                (Stated in Thousands of United States Dollars)

                         Life Reinsurance International

                                    Three months ended         Year ended
                                       December 31             December 31
                                     2006       2005        2006        2005
                                 (Unaudited) (Unaudited) (Unaudited) (Audited)
    Revenues
    Premiums earned, net            $33,436    $21,584    $122,746   $119,055
    Investment income, net            3,618      3,812      24,106     11,488
    Realized gains (losses)            (691)       760     (11,569)     1,263
    Total revenues                   36,363     26,156     135,283    131,806

    Benefits and expenses
    Claims and other policy
     benefits                        23,723     13,835     101,126     76,906
    Acquisition costs and other
     insurance expenses, net         18,934      3,891      37,332     20,722
    Operating expenses                9,907      5,414      31,236     25,276
    Goodwill impairment              33,758          -      33,758          -
    Total benefits and expenses      86,322     23,140     203,452    122,904
    Income (loss) before income
     taxes                         $(49,959)    $3,016    $(68,169)    $8,902

    Pre-tax operating earnings
     (loss)
    Pre-tax income (loss)          $(49,959)    $3,016    $(68,169)    $8,902
    Realized losses (gains)             691       (760)     11,569     (1,263)
    Pre-tax operating earnings
     (loss)                        $(49,268)    $2,256    $(56,600)    $7,639



                          Scottish Re Group Limited
       Supplemental Information - Segment Operating Results (continued)
                (Stated in Thousands of United States Dollars)

                                Corporate & Other

                                    Three months ended         Year ended
                                       December 31             December 31
                                     2006       2005        2006        2005
                                 (Unaudited) (Unaudited) (Unaudited) (Audited)

    Revenues
    Investment income, net           $1,816     $1,298      $8,159     $2,810
    Fee income                          766        790       3,002      3,083
    Realized gains (losses)            (925)      (226)      3,207      1,354
    Total revenues                    1,657      1,862      14,368      7,247

    Benefits and expenses
    Acquisition costs and other
     insurance expenses, net          6,640        509      11,116      2,061
    Operating expenses               18,066     12,207      62,942     41,448
    Goodwill impairment                 367          -         367          -
    Collateral finance facilities
     expense                          5,235      1,045      10,581      5,033
    Interest expense                  3,148      2,245      11,526      9,915
    Total benefits and expenses      33,456     16,006      96,532     58,457
    Loss before income taxes       $(31,799)  $(14,144)   $(82,164)  $(51,210)

    Pre-tax operating loss
    Pre-tax loss                   $(31,799)  $(14,144)   $(82,164)  $(51,210)
    Realized losses (gains)             925        226      (3,207)    (1,354)
    Pre-tax operating loss         $(30,874)   (13,918)   $(85,371)  $(52,564)


    Dean E. Miller
    Scottish Re Group Limited
    Tel. # (441) 298-4395 dean.miller@scottishre.com

SOURCE Scottish Re Group Limited
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Contact: Dean E. Miller of Scottish Re Group Limited, +1-441-298-4395,
dean.miller@scottishre.com